SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2005

AMPHENOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

358 Hall Avenue, Wallingford, Connecticut		06492
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2005, Amphenol Corporation (the “Company”) completed the refinancing of its senior credit facilities.  In connection with the refinancing, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company, a syndicate of financial institutions and Bank of America, N.A. acting as the administrative agent.  The new senior credit facility consists of a $750 million unsecured five-year revolving credit facility, of which approximately $440 million was drawn at closing.  The net proceeds from the refinancing were used to repay all amounts outstanding under the Company’s previous senior secured credit facility and for working capital purposes.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 which is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On July 20, 2005, the Company issued a press release setting forth the Company’s second quarter 2005 earnings. A copy of the Company’s press release is attached hereto as Exhibit 99.1 which is incorporated herein by reference.

As provided in General Instruction B.2 of Form 8-K, the information and exhibits contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information under Item 1.01 of this Current Report which is incorporated herein by reference.

Item 8.01. Other Events

On July 20, 2005, the Company issued a press release announcing the completion of a refinancing of its senior credit facility. A copy of the Company’s press release is attached hereto as Exhibit 99.1 which is incorporated herein by reference.

Item 9.01. Financial Statements, Proforma Financial Information and Exhibits.

10.1 Credit Agreement, dated as of July 15, 2005, among the Company, certain subsidiaries of the Company, a syndicate of financial institutions and Bank of America, N.A. acting as the administrative agent.

99.1 Press Release, dated July 20, 2005, issued by the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMPHENOL CORPORATION

	By:	/s/ Diana G. Reardon
Diana G. Reardon
Senior Vice President
and Chief Financial Officer

Date: July 20, 2005